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                                                                   EXHIBIT 10.11




                              SETTLEMENT AGREEMENT


         THIS AGREEMENT is made this 27 day of May, 1997, as of January 1, 1996 (the "Effective Date") by and between MIKRON INSTRUMENT CO., INC., a corporation of the State of New Jersey (hereafter referred to as "Mikron"), and Raytek Corporation a corporation of the State of California (hereafter referred to as "Raytek").


                          BACKGROUND OF THIS AGREEMENT


         Mikron is the owner of United States Patent No. 4,527,896 (hereafter referred to as the "`896 Patent"), issued July 9, 1985, in the names of Irani et al, and directed to a remote reading infrared thermometer with a built in two-wire transmitter;

         Raytek is in the business of manufacturing and selling thermometers and has been manufacturing and selling, among other products, an infrared two-wire temperature transmitter with linear 4-20 milliamp output, which have been alleged by Mikron to be covered by claims of the `896 Patent; and

         Mikron and Raytek wish to resolve any differences there may be between them and to state by this Agreement the terms of the resolution, without thereby admitting any infringement or any violation of any rights of any kind.


         NOW, THEREFORE, intending that they be legally bound, Mikron and Raytek agree as follows:



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         1.      Definitions.

                 As used in this Agreement:

                 (a) "Licensed Patent" means the `896 Patent and any and all continuations, divisionals, continuations-in-part, reexaminations and reissues.


                 (b)      "Licensed Product" (or "Licensed Products") means:

                          (i) the infrared two-wire temperature transmitter with linear 4-20 milliamp output made or sold by Raytek as the Thermalert TX Series and listed on the Schedule attached to this Agreement (and made a part hereof); and (ii) without limiting the above, any and all new or products introduced by Raytek after the Effective Date, which, as made, used, sold, or otherwise disposed of (as hereinafter defined), are covered by any claim of the Licensed Patent while such claim subsists.

                 (c) "Raytek" means Raytek Corporation, its divisions and any subsidiary in which Raytek Corporation, directly or indirectly holds a controlling interest. For the purposes of this definition, a controlling interest shall be one sufficient to allow appointment of the majority of the Board of Directors or other controlling body.





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         2.      Grant of License.

                 Mikron grants to Raytek, in and for the whole of the United States, its territories and possessions, and throughout the world a non-exclusive license under the Licensed Patent, to make, use, have made, sell and offer for sale the Licensed Products.

         3.      Royalties.

                 In consideration of the license granted to Raytek with respect to the Licensed Patent, Raytek shall pay to Mikron the following:

         (a)     the sum of ten thousand dollars ($10,000); and

         (b) for Licensed Products manufactured, sold or otherwise disposed of within the United States, its territories and possessions on or after January 1, 1996, six percent (6%) of the aggregate Net Sales by Raytek of Licensed Products.


         "Net Sales" with respect to Licensed Products sold means the invoice price to Raytek's customers, F.O.B. factory, less cash discounts actually given thereon, and credits actually allowed for returns of Licensed Products in the ordinary course of business, but without any other deductions. Where Licensed Products are not sold, but are otherwise disposed of by rental or lease, "Net Sales" for the purpose of computing royalties shall be the fees actually received by Raytek in relation to such rental or lease. Where Licensed Products are not sold or otherwise disposed of separately, but are sold or otherwise disposed of in combination with or as parts of other products, the "Net Sales" of the Licensed Products sold or otherwise disposed of shall be calculated for the purpose of computing royalties due by applying to the total "Net Sales" price (as hereinafter defined)

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of the combined or composite products, a fractional multiplier having as its denominator the total manufacturing cost of the combined or composite products (determined in accordance with Raytek's customary accounting procedures) and as its numerator the manufacturing cost of the included Licensed Products (similarly determined). Licensed Products other than those rented or leased by Raytek to others shall be considered to have been "sold" when billed out, or when paid for, whichever shall occur first, provided, however, that upon expiration of the Licensed Patent, or upon any termination of this Agreement, Licensed Products made on or prior to the date of such expiration or termination but which have not been billed out prior thereto shall be considered to have been "sold," and shall therefore be subject to royalty. Licensed Products rented or leased by Raytek to others shall be considered to have been "sold," and the fees actually received thereon subject to royalty, when such fees have been received by Raytek. As used herein, Licensed Products "otherwise disposed of" means (i) Licensed Products not sold, but delivered by Raytek to others in the expectation that they will be sold (including, by way of illustration, and no limitation, deliveries on consignment, or memorandum, or for export), regardless of the basis for compensation, if any; (ii) Licensed Products not sold as such, but sold by Raytek as components or constituents of other products or of any systems sold as such; (iii) Licensed Products put into use by Raytek for any purpose other than routine testing; and (iv) Licensed Products not sold, but rented or leased by Raytek to





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another. Where Licensed Products are not sold, but are manufactured and put into use by Raytek for any purpose other than routine testing, the Net Sales" of such Licensed Products shall be the price at which Raytek, at the time such Licensed Products are put into use, would invoice such Licensed Products to purchasers dealing at arms length with Raytek. Such Licensed Products shall be considered to have been "otherwise disposed of" at the date on which they are put into use by Raytek.

         (c) Anything in this Agreement to the contrary notwithstanding, royalties with respect to all Licensed Products sold or otherwise disposed of by Raytek to an :Affiliate" (as hereafter defined) of Raytek or to any purchaser which otherwise does not deal at arms length with Raytek, shall be computed for the purpose of determining "Net Sales" on the basis of an amount equal to the price at which Raytek, at the time of such sales or other disposals, would invoice such Licensed Products to purchaser dealing at arms length with Raytek. As used herein, "Affiliate" means (i) any entity in which Raytek or any of its stockholders, directors or officers has a direct or indirect ownership interest (other than insubstantial interests in publicly held companies) or (ii) any entity which directly or indirectly controls, is controlled by or is under common control with, Raytek. Only one royalty payment shall be due Mikron for each Licensed Product, regardless of the number of times that Licensed Product is sold.





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         4.      Payments to Mikron

                 Raytek shall make payments to Mikron as follows:


                 (a) The payment pursuant to subparagraph 3 (a) above shall be made by Raytek upon execution of this Agreement by the parties;

                 (b) Raytek shall make quarterly written statements to Mikron within thirty (30) days after the end of each calendar quarter ending the last day of September, December, March and June of each year during the Term of this Agreement (as hereafter defined), and as of such dates, setting forth in each such statement the number and description of Licensed Products sold or otherwise disposed of during the period to which the statement relates and upon which royalties are payable as provided in subparagraph 3 (b) above, the Net Sales amount of the invoice prices and description of deductions from the invoice prices of Licensed Products, and the amount of the royalty due. The first such statement shall include Licensed Products sold or otherwise disposed of between January 1, 1996 and the end of the quarter to which such statement relates. Raytek shall also make such a written statement to Mikron within thirty
(30) days after the date of expiration or any termination of this Agreement, in relation to Licensed Products sold or otherwise disposed of and upon which royalties not previously reported and paid to Mikron are payable.

Payment of the royalty due shall accompany each statement provided for herein.




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         5.      Late Payments.

         Raytek shall pay interest to Mikron upon any and all amounts of royalties or other payments that are at any time overdue. Such interest shall be payable to Mikron computed using an annual rate of seven and one-half percent
(7 1/2%) from the date when such royalties or other payments are due and payable to the date of payment.

         6.      Records and Books of Account.

                 Raytek shall keep true and accurate records and books of account showing the quantity of all Licensed Products sold or otherwise disposed of under this Agreement, and such records shall be in sufficient detail to enable the royalties payable to Mikron to be ascertained. Within sixty (60) days after the end of each fiscal year of Raytek, currently December 31, during the term of this Agreement, and within sixty (60) days after expiration or any termination of this Agreement, Raytek shall furnish to Mikron a statement of the aggregate amount of royalties due to Mikron for such fiscal year (or, as the case may be, part thereof), which statement shall be certified by a certified public accountant to be an accurate reflection of the records of Raytek for such period. Mikron shall have the option and right at any reasonable time to commission an independent third party agreeable to Raytek to examine and audit such records and books of account to the extent necessary to verify the statements provided for in this Paragraph 6, such examination to be made at the expense of Mikron. Raytek's agreement to such independent third party auditor shall not be unreasonably held.




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         7.      Term.

                 The term (the "Term") of this Agreement shall begin on the Effective Date and continue for the life of the Licensed Patent unless sooner terminated in accordance with the provisions of this Agreement.

         8.      Termination.

                 This Agreement may be terminated prior to expiration of the Term as follows:

                 (a) If Raytek shall fail to make payment or to provide any statement in regard to royalties when due, Mikron may give notice to Raytek of such default and of Mikron's intention to terminate this Agreement if payment is not made or such statement provided within fifteen (15) days, and if payment is not made or such statement provided within ten (10) days after the giving of such notice, this Agreement may then be terminated by Mikron by giving notice to Raytek, termination to be effective upon the giving of such notice.

                 (b) If Raytek shall commit a default other than of the kind referred to in subparagraph (a) of this paragraph 8, Mikron may give notice to Raytek of such default and of its intention to terminate this Agreement. Raytek shall then have a period of thirty (30) days within which to remedy the default and if such default is not remedied within such thirty (30) days period, this Agreement may be terminated by Mikron by signing notice to Raytek, termination to be effective upon the giving of such notice.





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         (c)     This Agreement shall not preclude Licensee from contesting the validity of the Licensed Patent, but in the event that Raytek shall assert invalidity of any claim of the Licensed Patent and shall couple with or follow such assertion by:

                 (i) withholding, or notice of intention to withhold, or denial of obligation to pay, royalties otherwise payable under this Agreement with respect to Raytek's operations under such claim, or

                 (ii) initiation or participation in a suit challenging or denying the validity of such claim with respect to Raytek's operations under this agreement, Mikron shall have the right to terminate the license as to such claim by giving notice to Raytek, termination to be effective upon the giving of such notice.

         The remedies provided in subparagraphs (a), (b) and (c) of this paragraph 8 shall be in addition to, and not exclusive of, any and all other remedies available to either party under the law, and the pursuit of one or more remedies shall not be construed as a waiver of any right to pursue any other remedy or remedies. No failure on the part of either party to exercise any right of termination hereunder shall be construed to prejudice such right or any subsequent right of termination.

         9.      Effect of Termination.

                 The word "termination" and cognate words, such as "Term" and "terminate", used in paragraph 8 above and elsewhere in this Agreement are to be read, except where the contrary is specifically indicated, as omitting from their effect the following rights and obligations, all of which shall survive termination to the degree necessary to permit their complete fulfillment or discharge;

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                 (a)      The obligation of Raytek to supply a statement upon
termination as provided in paragraph 4 (b) above of this Agreement;

                 (b) Mikron's right to receive or recover and the obligation of Raytek to pay royalties accrued or accruable for payment at the time of any termination;

                 (c) The obligation of Raytek to maintain records and books of account, and Mikron's right to examine and audit them as provided in paragraph 6 above;

                 (d) Any cause of action of claim of either party, accrued or to accrue, because of any breach or default by the other party.

         10.     Assignment; No Sublicensing.

                 This Agreement and the rights hereunder shall not be assignable by Raytek without the written consent of Mikron first obtained nor shall Raytek have the right to grant any sublicenses hereunder. Except as provided in the preceding sentence of this Paragraph 10, this Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns.

         In the event that Mikron shall grant a license under the Licensed Patent on more favorable terms than those set forth in this Agreement, Mikron shall give Raytek notice of such terms within ninety (90) days and allow Raytek the benefit of the more favorable terms if Raytek elects to adopt such more favorable terms.





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         11.     Representation and Warranty of Raytek.

                 Raytek represents and warrants that the models of infrared two-wire temperature transmitters with linear 4-20 milliamp output listed in the Schedule which is a part of this Agreement are all of the models of such products which have been introduced by Raytek prior to the Effective Date of this Agreement.

         12.     Entire Agreement.

                 This Agreement sets forth the entire agreement and understanding between the parties as to the subject matter of this Agreement and merges all prior discussions and writings between them, and neither of the parties shall be bound by any conditions, definitions, warranties or representations with respect to the subject matter of this Agreement, other than as expressly provided in this Agreement, or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer of the party to be bound thereby.

         13.     Patent Marking.

                 Raytek shall mark permanently and legibly all Licensed Products sold or otherwise disposed of by Raytek under this Agreement with the statutory patent notice: "Patent No. 4,527,896" or its equivalent.

         14.     Relationship of the Parties.

                 Nothing in this Agreement shall be construed to make either party the agent, servant, employee or other representative of, or a joint venturer or partner with the other, and each party hereto is an independent contractor, operating for his or its own profit and receiving full responsibility for the financing, management and operation of its

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business. Neither party shall identify or hold himself or itself out in connection with the performance of any part of this Agreement as other than an independent contractor, and neither party shall have the power to enter into on behalf of, or to bind the other, to any contract or agreement, or to commit or otherwise subject the other to any liability or responsibility of any kind whatsoever.

         15.     Applicable Law.

                 This Agreement shall be governed and construed in accordance with the laws of the State of New Jersey.

         16.     Notices.

                 All notices and communications of any nature referred to in this Agreement shall be in writing and shall be sent by registered or certified mail, postage prepaid, addressed in the case of Mikron to:

                 Mikron Instrument Co., Inc.
                 16 Thornton Road
                 Oakland, New Jersey 07436
                 Attention:  Keikhosrow Irani, President

                 with a copy to:

                 Louis M. Heidelberger, Esquire
                 Frank M. Linguiti, Esquire
                 Reed Smith Shaw & McClay
                 2500 One Liberty Place
                 Philadelphia, PA 19103-7301

         And in the case of Raytek to:

                 Mr. Russell N. Bigelow
                 Raytek, Inc. Corporation
                 1201 Shaffer Road, Box 1820
                 Santa Cruz, CA 95061-1820

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unless in either case the address is change by like notice to the other party.
Any notice given as above provided shall be deemed to have been given on the date of receipt by the party for which it is intended.

         17.     Release.

                 For and in consideration of the obligations set forth in this Agreement and conditional upon Raytek's compliance with the terms of Paragraph 3 and Paragraph 4 above, Mikron hereby releases and forever discharges Raytek of and from any and all demands, actions and causes of action, and any claims for attorneys' fees in connection therewith, for infringement of the Licensed Patent which may arise prior to the Effective Date of this Agreement, provided however that nothing in this release shall apply in any way to the obligations set forth in Agreement, and Raytek hereby forever releases Mikron of and from any and all demands, actions and causes of action, damages and any and all claims, demands and liabilities whatsoever including any claims for attorneys' fees in connection therewith, provided however that nothing in this release shall apply in any way to the obligations set forth in this Agreement.




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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed in their names by their duly authorized representatives and their corporate seals to be affixed on the date first above written.



[Corporate Seal]                           MIKRON INSTRUMENT CO., INC.





Attest:                                    By
        -----------------------               -----------------------------
         Alex K. F. Wu                        Keikhosrow Irani




[Corporate Seal]                           RAYTEK CORPORATION





Attest:                                    By
        -----------------------               -----------------------------
         James Musbach                        Russell N. Bigelow





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                                    SCHEDULE


Raytek "Licensed Products" as of January 1, 1996;

Thermalert TX Series: Smart and Basic Models of LTL, LTO, MT, G5, P7, HT





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